Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-28597, 333-38855, 333-67457, 333-93427, 333-48730, 333-52158, 333-86140, 333-103789, 333-115015, 333-124513, 333-146770, 333-159516, 333-181072, 333-191432, 333-195656, 333-203708, 333-225186, 333-233533, and 333-238809) of Rambus Inc. of our report dated February 26, 2021, except for the effects of the restatement and revision discussed in Note 1 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is March 29, 2021 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 29, 2021